Exhibit 23.1

Report and Consent OF Independent REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
TriQuint Semiconductor, Inc.:

The audits referred to in our report dated March 14, 2005, with respect to the consolidated financial statements of TriQuint Semiconductor, Inc. and Subsidiary, included the related financial statement schedule as of December 31, 2004, and for each of the years in the three-year period ended December 31, 2004, as contained in the annual report in Form 10-K for the year 2004. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statement (Nos. 33-75464, 333-02166, 333-08893, 333-08891, 333-31585, 333-39732, 333-48883, 333-66707, 333-74617, 333-81273, 333-39730, 333-61582, 333-65850, 333-89242, 333-102085, 333-105701, 333-15809 and 333-120407) on Form S-8 of our reports dated March 14, 2005, with respect to the consolidated balance sheets of TriQuint Semiconductor, Inc as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of TriQuint Semiconductor.

/s/ KPMG LLP

Portland, Oregon
March 14, 2005